STOCK PURCHASE AGREEMENT

                             Dated September 9, 2004

                                 by and between

                              WEST AFRICA GOLD INC.

                                       and

                              those shareholders of

                              GOLDEN SIERRA LIMITED

                           Listed on Schedule A hereto

     THIS STOCK PURCHASE AGREEMENT ("Agreement") dated September 9, 2004, is made and entered into by and between West Africa Gold Inc., a Wyoming corporation, with its principal office located at 39th Floor, 245 Park Avenue, New York, NY 10167 ("Purchaser") and those shareholders listed on Schedule A annexed hereto ("Sellers").

     WHEREAS, Sellers are the shareholders of all of the outstanding shares of Golden Sierra Limited (Golden). Golden controls, 100% (one hundred) percent of certain mineral rights relating to the Mockingbird and Great West project areas comprising of 4 (four) claim groups spread over 2,500 acres in Mohave County. being the gold mining properties in Arizona, United States of America; and

     WHEREAS, Stephen Craig Lumb has received power of attorney from the Sellers to execute this Stock Purchase Agreement on their behalf and to enter into any other documents necessary for the effectuation of this Agreement.

     WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Sellers, all the issued and outstanding shares of Golden ("Shares") on the terms set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                         SALE OF SHARES AND CLOSING DATE

     1.01 Shares. Subject to the terms and conditions hereinafter set forth, Purchaser hereby agrees to purchase the Shares from Sellers for the Purchase
Price (as defined below) and Sellers agree to sell the Shares to Purchaser for the Purchase Price.

     1.02  Purchase   Price.   The  purchase  price  for  the  Shares  shall  be
2,000,000,000 restricted shares of Common Stock of Purchaser to be delivered at the Closing (as that term is defined in paragraph 1.04).

     1.03 Liabilities. At the Closing, Golden will have no liabilities of any kind or nature other than the obligations listed as part of on Schedule 2.04 ("Liabilities"). To the extent that any other liabilities or obligations of any kind or nature are not covered by Schedule 2.04, exist at Closing or arise after the Closing related only to activities of Golden prior to Closing, Sellers shall indemnify, defend and hold harmless Purchaser from any such liabilities and obligations, including, without limitation, those items listed on Schedule 2.04 ("Retained Liabilities") and any other liabilities the parties mutually agree in writing to be a Retained Liability.

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
     1.04 Closing. The closing of the transaction contemplated herein ("Closing") shall take place on September 9, 2004 in the City of London, United Kingdom, or at such other place as Purchaser and Sellers mutually agree at the Closing. At Closing, the following shall be delivered (the "Closing Documents"):

     (a) Purchaser shall deliver to Sellers:

          (i)  The payment pursuant to Section 1.02 of this Agreement.

          (ii) A secretary's certificate (or equivalent) certifying the resolutions of the board of directors of Purchaser which, among other things: (a) approve the execution and delivery of this Agreement and the carrying out of the transactions contemplated hereby; and (b) approve the purchase of the Shares.

          (iii) An  opinion  of its  counsel  in the  form  attached  hereto  as
     Schedule 1.04(a)(iii).

          (iv) Resignations of the officers and directors of Purchaser.

     (b)  Sellers shall deliver to Purchaser:

          (i) Stock Certificate(s) representing all the issued and outstanding shares of capital stock of Golden together with stock powers thereafter duly endorsed in favor of Purchaser.

          (ii) A good standing for Golden as of the Closing.

          (iii) An  opinion  of its  counsel  in the  form  attached  hereto  as
     Schedule 1.07(b)(v).

     1.05 Further Assurances; Post-Closing Cooperation.

     (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser's request and without further consideration, Sellers shall execute and deliver to Purchaser within ten (10) days following such request, as the case may be, such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Shares and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of Sellers' business and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Sellers to fulfill its obligations under this Agreement.

     (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to its business in its possession with respect to periods prior to the Closing and

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
the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any governmental or regulatory authority, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement, or (v) in connection with any actual or threatened action or proceeding. Further each party agrees for a period extending six (6) years after the Closing not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

     (c) If, in order properly to prepare its tax returns, other documents or reports required to be filed with governmental or regulatory authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to its business not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Each party to this Agreement agrees to keep such information confidential.

(i) The shareholders of Golden shall provide audited financial statements required for Purchaser's filing of the Form 8-K with the SEC in the required time period. Notwithstanding same, the shareholders of Golden shall use its best efforts to provide such audited financial statements within 3 days of the date of the closing herein.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers, hereby jointly and severally, represent and warrant to Purchaser as follows:

     2.01 Corporate Existence. Golden is a corporation validly existing and in good standing under the laws of Gibraltar, and has full corporate power and authority to conduct its business and to the extent now conducted.

     2.02 Ownership. Sellers own and are conveying to Purchaser all of their rights, title and interests to the Shares, free and clear of all liens, mortgages, pledges, security interests, encumbrances or charges of any kind or description and upon consummation of the transaction contemplated herein good title in the Shares shall vest in Purchaser free of all liens and other charges. Sellers represent that they own all of the issued and outstanding shares in the Companies.

     2.03 No Conflicts. The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transaction contemplated hereby, including, without limitation, the sale of the Shares to Purchaser, shall not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any other agreement to which Golden is a party, or result in the creation of any lien on any of the Shares or

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
Purchaser. This Agreement has been duly and validly executed and delivered by Sellers and constitutes, and upon the execution and delivery by Sellers of the Closing Documents to which it is a party, such Closing Documents will constitute, legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with their terms.

     2.04 Accuracy and Completeness of Due Diligence Documents. The documents provided to Purchaser in response to Purchaser's due diligence requests, completely and accurately portray the status of business of Golden as of the Closing and do not include a material misstatement or omission of a material fact which would reasonably likely to have a material adverse effect on Golden or their business. Further, the information included in such responses shall be incorporated herein as an affirmative representation and warranty on the part of Sellers.

     2.05 Continuity of Business. Sellers reasonably expect that the business represented by the agreements found in Schedule 2.04 will continue after the date hereof. Sellers have no knowledge that any customer included in that
Schedule intend to terminate or reduce the amount of business they presently do with Sellers, and Sellers have no knowledge of any state of facts which would lead it to believe that any of such customers will terminate their relationship with Sellers or significantly reduce the amount of business they presently do with Sellers.

     2.06 Claims, Litigation, Disclosure. Except as set forth in Schedule 2.06 there is no claim, litigation, tax audit, proceeding or investigation pending or threatened against Sellers or Golden, with respect to their business, nor is there a basis for any such claim, litigation, audit, proceeding or investigation.

     2.07 Taxes. Except as specifically set forth on Schedule 2.07 (the "Tax Liabilities"), Golden has correctly prepared and timely filed all Federal, state and local tax returns, estimates and reports, and paid all such taxes as and when due. For purposes of this paragraph, taxes shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever (including, without limitation, income, franchise, sales, use and withholding taxes). On or before the Closing Date, Sellers shall pay off and satisfy any of the Tax Liabilities which are then due and payable and provide Purchaser with evidence thereof in form satisfactory to Purchaser and its counsel and have granted a reserve adequate to pay any tax liabilities with respect to the operations of the Golden's business prior to the Closing.

                                   ARTICLE III
             REPRESENTATIONS ,WARRANTIES AND COVENANTS OF PURCHASER

         Purchaser hereby represents and warrants to Sellers as follows:

     3.01 Corporate Existence. Purchaser is a corporation validly existing and in good standing under the laws of the State of Wyoming, and has full corporate power and authority to conduct its business and to the extent now conducted.

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
     3.02 Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder and under the Closing Documents, are duly and validly authorized by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Closing Documents to which it is a party, such Closing Documents will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

     3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Closing Documents to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Closing Documents and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of any agreement Purchaser is a party to.

     3.04 Claims, Litigation, Disclosure. There is no claim, litigation, tax audit, proceeding or investigation pending or threatened against Purchaser, with respect to its business which would have a material effect on its ability to satisfactorily perform its duties under this Agreement, nor is there a basis for any such claim, litigation, audit, proceeding or investigation.

     3.05 Taxes. The Purchaser has correctly prepared and timely filed all Federal, state and local tax returns, estimates and reports, and paid all such taxes as and when due. For purposes of this paragraph, taxes shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever (including, without limitation, income, franchise, sales, use and withholding taxes).

                                   ARTICLE IV
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

     4.01 Representations and Warranties. The representations and warranties made by Sellers in this Agreement, taken as a whole, shall be true and correct, in all respects material to the validity and enforceability of this Agreement and the Closing Documents and to the condition of the business, on and as of the Closing Date as though made on and as of the Closing or, in the case of representations and warranties made as of a specified date earlier than the Closing, on and as of such earlier date.

     4.02 Performance. Sellers shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

         4.03 Officers' Certificates. Sellers shall have delivered to Purchaser two certificates of Sellers each dated as of the Closing and executed in the name and on behalf of Sellers by the President of each of Sellers,

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
substantially in the form of Schedule 4.03.1 annexed hereto, and a certificate executed by the Secretary or any Assistant Secretary of Sellers, substantially in the form of Schedule 4.03.2 annexed hereto.

                                    ARTICLE V
                      CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

     5.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing.

     5.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

                                   ARTICLE VI
                                   TERMINATION

     6.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a) at any time before the Closing, by mutual written agreement of Sellers and Purchaser; or

     (b) at any time before the Closing,  by Sellers or Purchaser,  in the event that any order or law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Closing Documents, upon notification of the non-terminating party by the terminating party.

     6.02 Effect of Termination. If this Agreement is validly terminated pursuant to this Section, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers, Purchaser or Sellers (or any of their respective officers, directors, employees, agents or other representatives or Affiliates, as the case may be).

                                   ARTICLE VII
                                  MISCELLANEOUS

     7.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:


         If to Purchaser, to:       West Africa Gold Inc.
                                    39th Floor
                                    245 Park Avenue
                                    New York, NY 10167
                                    Facsimile No.:  (212) 792-4001


with a copy to:                     Anslow & Jaclin, LLP
                                    4400 Route 9 South
                                    Freehold, New Jersey 07728

         If to Sellers, to:         Golden Sierra Limited
                                    c/o St James Resource Management Limited
                                    Second Floor
                                    Berkeley Square House
                                    Berkeley Square
                                    London
                                    W1J 6BD
                                    United Kingdom
                                    Facsimile No.:  + 44 207 887 1449

         with a copy to:            Marrache & Co.
                                    5 Cannon Lane
                                    Gibraltar
                                    Facsimile No.:  + 350 73315
                                    Attn:  Mr Isaac Marrache Esq.


All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

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

     7.02 Entire Agreement. This Agreement and the Closing Documents supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

     7.03 Expenses. Except as otherwise expressly provided in this Agreement whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Closing Documents and the transactions contemplated hereby and thereby.

     7.04 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     7.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     7.06  No  Assignment;   Binding  Effect.   Purchaser  may  not  assign  its
obligations under this Agreement without the express written consent of Sellers.

     7.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     7.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     7.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     7.11 Dispute Resolution. Any dispute hereunder shall be resolved by arbitration in Reno, Nevada under the rules of the American Arbitration Association and the decision of the arbitrator shall be final and binding on the parties hereto. Any and all costs and expenses associated with actions taken pursuant to this Paragraph 7.11 shall be borne by the non-prevailing party.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.


                                            West Africa Gold Inc.
                                            as Purchaser


                                            By:   /s/ Richard Mark Axtell
                                                  -----------------------
                                                  Name:    Richard Mark Axtell
                                                  Title:   President

                                            STEPHEN  CRAIG LUMB as Power of
                                            Attorney  from the  Sellers  listed
                                            on Schedule A

                                            By:   /s/ Stephen Craig Lumb
                                                  ----------------------
                                                  Name : Stephen Craig Lumb
                                                         duly authorized.


EXECUTING THIS AGREEMENT PURSUANT TO SECTION 1.05(D):


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

                              Schedule 1.07(a)(iii)

                          [letterhead of Anslow Jaclin]

                                                      September ___, 2004

BY HAND

Mr. __________:

     We have acted as counsel to West Africa Gold Inc., a Wyoming corporation ("West Africa") in connection with the purchase by it of all of the issued and outstanding shares of common stock ("Shares") of Golden Sierra Limited a Gibraltar corporation, pursuant to that certain Stock Purchase Agreement, dated June ___, 2004 ("Stock Purchase Agreement") to which West Africa and Sellers are parties.

     In our capacity as counsel, we have examined the Stock Purchase Agreement and the other documents and instruments delivered pursuant thereto and the originals, certified or conformed copies of such other documents, records, agreements and instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.

     In rendering the opinions expressed below, we have assumed the genuineness of all signatures and the conformity with the original documents of all documents submitted to us as copies.

     With respect to certain matters of fact material to the opinion set forth below, we have relied upon the representations set forth in the Agreement.

     We are not authorized to practice law in any state other than the State of New York and we express no opinion on the basis of laws of any jurisdiction other than the laws of New York and the federal laws of the United States.

     On the basis of the foregoing and subject to the qualifications herein set forth, we are of the opinion that:

     1. As of the date of the Stock Purchase Agreement, West Africa is a corporation duly organized and validly existing and in good standing under the laws of

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
Wyoming with full corporate power and authority to own its properties and to carry on its business as now conducted

     2. West Africa has all requisite power and authority to execute, deliver and perform its respective obligations under the Stock Purchase Agreement and to consummate the transactions contemplated therein. The Stock Purchase Agreement, when duly executed and delivered by West Africa and Sellers shall constitute the legal, valid and binding obligations of both parties, enforceable in accordance with their respective terms subject, however, to the following qualifications:

          (a) your rights and remedies against West Africa may be limited by bankruptcy, insolvency, reorganization and other laws of general application affecting creditors' rights generally; and

          (b) certain remedies you may have including, without limitation, equitable remedies and remedies of self-help may be limited by applicable law and judicial interpretations and by application of general equitable principles and by the discretionary powers of the courts.

     3. The execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated therein by the parties thereto presently do not, (a) violate, conflict with or result in the breach of any term or provision of or require any notice, filing or consent which has not been obtained under (i) the Certificate of Incorporation, By-Laws or other charter documents of West Africa; (ii) to the best of our knowledge, any statutes, laws, rules, regulations or ordinances of any governmental authority applicable to West Africa; or (b) to our knowledge, result in any encumbrance, as that term is customarily used, on the Shares.

     4. To the best of our knowledge there are no actions pending or threatened against West Africa and any of its officers or members which would have a material adverse effect on West Africa's ability to purchase the Shares.

     Our opinions are based on the laws, regulations and written interpretations thereof in effect as of the date hereof and we undertake no obligation to update our opinion or advise you of subsequent changes in facts, laws, regulations or applicable interpretations.

     This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is rendered solely for the benefit of Sellers and their counsel and it may not be relied upon or distributed to any other person or entity without our prior written consent.

                                                 Very truly yours,



                                                 ANSLOW JACLIN

                               Schedule 1.07(b)(v)

                         [letterhead of MARRACHE & CO.]

                                                       June ___, 2004

BY HAND

West Africa Gold Inc.

Attn:    Richard Mark Axtell
         President

Gentlemen:

     We have acted as counsel to Golden Sierra Limited ("Seller") in connection with the purchase by West Africa Gold Inc. ("West Africa") of all of the issued and outstanding shares of common stock ("Shares") of Sellers pursuant to that certain Stock Purchase Agreement, dated June ___, 2004 ("Stock Purchase Agreement") to which Sellers and you are parties.

     In our capacity as counsel, we have examined the Stock Purchase Agreement and the other documents and instruments delivered pursuant thereto and the originals, certified or conformed copies of such other documents, records, agreements and instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.

     In rendering the opinions expressed below, we have assumed the genuineness of all signatures and the conformity with the original documents of all documents submitted to us as copies.

     With respect to certain matters of fact material to the opinion set forth below, we have relied upon the representations set forth in the Agreement.

     We are not authorized to practice law in any state in the United States of America and we express no opinion on the basis of laws of any jurisdiction other than the laws of Gibraltar.

     On the basis of the foregoing and subject to the qualifications herein set forth, we are of the opinion that:

     1. As of the date of the Stock Purchase Agreement, Golden Sierra Limited is a corporation duly organized and validly existing and in good standing under the laws of Gibraltar with full corporate power and authority to own its properties to carry on its business as now conducted

     2. Sellers, as the shareholders of Golden Sierra Limited, have all requisite power and authority to execute, deliver and perform their respective obligations under the Stock Purchase Agreement and to consummate the transactions contemplated therein. The Stock Purchase Agreement, when duly executed and delivered by Sellers and you shall constitute the legal, valid and binding obligations of both parties, enforceable in accordance with their respective terms subject, however, to the following qualifications:

     (a) your rights and remedies against Sellers may be limited by bankruptcy, insolvency, reorganization and other laws of general application affecting creditors' rights generally; and

     (b) certain remedies you may have including, without limitation, equitable remedies and remedies of self-help may be limited by applicable law and judicial interpretations and by application of general equitable principles and by the discretionary powers of the courts.

     3. The execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated therein by the parties thereto presently do not, (a) violate, conflict with or result in the breach of any term or provision of or require any notice, filing or consent which has not been obtained under (i) the Certificate of Incorporation, By-Laws or other charter documents of Sellers; (ii) to our knowledge, any statutes, laws, rules, regulations or ordinances of any governmental authority applicable to Sellers; or (b) to our knowledge, result in any encumbrance, as that term is customarily used, on the Shares.

     4. To our knowledge there are no actions pending or threatened against either Seller and any of the Sellers' officers or directors which would have a material adverse effect on Sellers' ability to convey to West Africa all rights title and interest to the Shares.

     Our opinions are based on the laws, regulations and written interpretations thereof in effect as of the date hereof and we undertake no obligation to update our opinion or advise you of subsequent changes in facts, laws, regulations or applicable interpretations.

     This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is rendered solely for the benefit of West Africa Gold and its counsel and it may not be relied upon or distributed to any other person or entity without our prior written consent.

                                                 Very truly yours,



                                             ---------------------------------

                                  Schedule 2.04
                                   Liabilities

                                  Schedule 2.06
                        Claims, Litigation and Disclosure

                                  Schedule 2.07
                                      Taxes

                                 Schedule 4.03.1
                             President's Certificate

                                 Schedule 4.03.2
                             Secretary's Certificate

                                   Schedule A

   Shareholder Name                                            Number of Shares

Red Sun Enterprises Limited                                      50,000,000
Spears Investments Limited                                      100,000,000
Arle Court Holdings Limited                                     250,000,000
Ashton Wold Investments Limited                                 250,000,000
Oxenholme Holdings Limited                                      300,000,000
Windshields Investments Limited                                 290,000,000
Baber Properties Limited                                        150,000,000
South Georgia Advisory Limited                                  180,000,000
Bamford Enterprises Limited                                     220,000,000
Comley Holdings Limited                                         210,000,000

                                                              2,000,000,000